Exhibit 16.1

December 18, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549-7561

RE: Smartag International, Inc.

File No. 000-53792

Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Smartag International, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended September 30, 2013 and 2012. On December 18, 2013 our appointment as auditor for Smartag International, Inc. ceased. We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111